Exhibit 12

                        TELEPHONE AND DATA SYSTEMS, INC.
                      RATIOS OF EARNINGS TO FIXED CHARGES
                      For the Three Months March 31, 1997
                             (Dollars In Thousands)




EARNINGS:
  Income from Continuing Operations before
    income taxes                                               $     23,455
     Add (Deduct):
         Minority Share of Losses                                    (3,986)
         Earnings on Equity Method                                  (17,254)
         Distributions from Minority Subsidiaries                     9,294
         Amortization of Non-Telephone Capitalized
           Interest                                                       1
         Minority interest in majority-owned subsidiaries
           that have fixed charges                                    3,613
                                                               ------------
                                                                     15,123

     Add fixed charges:
         Consolidated interest expense                               13,666
         Interest Portion (1/3) of Consolidated Rent Expense          2,225
         Amortization of debt expense and discount on
           indebtedness                                                 148
                                                               ------------
                                                               $     31,162
                                                               ============

  FIXED CHARGES:
  Consolidated interest expense                                $     13,666
  Capitalized interest                                                7,051
  Interest Portion (1/3) of Consolidated Rent Expense                 2,225
  Amortization of debt expense and discount on indebtedness             148
                                                               ------------
                                                               $     23,090
                                                               ============

RATIO OF EARNINGS TO FIXED CHARGES                                     1.35
                                                               ============

  Tax-Effected Redeemable Preferred Dividends                  $         74
     Fixed Charges                                                   23,090
                                                               ------------
         Fixed Charges and Redeemable Preferred Dividends      $     23,164
                                                               ============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                   1.35
                                                               ============

  Tax-Effected Preferred Dividends                             $      1,173
     Fixed Charges                                                   23,090
                                                               ------------
         Fixed Charges and Preferred Dividends                 $     24,263
                                                               ============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                              1.28
                                                               ============






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